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BMC Software, Inc.
(Name of Registrant as Specified In Its Charter)

Elliott Associates, L.P. Elliott International, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 16, 2012, Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) issued the following press release:

ELLIOTT MANAGEMENT CALLS ON BMC SOFTWARE’S BOARD TO ACT
RESPONSIBLY AND GIVE THOUGHTFUL CONSIDERATION TO
MAXIMIZING STOCKHOLDER VALUE

After Years of Underperformance, Significant BMC Stockholder Believes Status Quo Is Not Sufficient; Urges Board to Abandon “Bunker Mentality”

NEW YORK (May 16, 2012) – Elliott Management, a $20 billion private investment firm and major stockholder in BMC Software (NASDAQ: BMC), today sent BMC’s Board the following letter urging its members to engage in a process to maximize stockholder value:

May 16, 2012

The Board of Directors
BMC Software, Inc.
2101 Citywest Boulevard
Houston, TX 77042-2827
Attention:  Robert E. Beauchamp, Chairman and Chief Executive Officer

Dear Members of the Board of Directors:

I write to you again on behalf of Elliott Management and our collective funds, holders of 5.5  percent of BMC Software common stock.  We are disappointed with the Board’s lack of engagement in thinking critically about stockholder value at BMC.  Given the Company’s significant underperformance and the considerable value that could be realized, stockholders deserve an engaged, thoughtful Board. The outpouring of support we have received from the Company’s stockholders has only confirmed our view that we are taking the right approach in raising these issues and we intend to continue to do so.

Thus far, the process at BMC’s Board has not been in stockholders’ best interests.  To date, Elliott has conducted significant diligence on BMC and has acquired a sizable position in BMC’s equity.  We have recruited highly experienced technology executives who recognize the potential for stockholders to realize significant value from the Company.  We performed exhaustive research to determine the intrinsic value inherent in the Company’s assets despite the poor execution.  Knowing this, we initiated a dialogue with senior management about exploring pathways together to create greater value for stockholders.  In turn, BMC responded by issuing a press release and adopting a poison pill on Monday.

On Tuesday, we laid out our analysis and detailed thoughts in a seven-page letter that examined the Company’s underperformance, the competitive issues in BMC’s markets and the credentials of our nominees. We suggested a strategy for achieving greater value – one that has resonated strongly with your stockholders based on the feedback we have received.  This letter contained considerably more information than we had conveyed in our meeting the previous week.  And yet, a mere two hours later, the Board issued a two-sentence response that strongly suggests another failure to give any serious consideration to our analysis or proposals, evidencing a bunker mentality rather than the flexible and open-minded approach that BMC sorely needs and deserves.

Stockholders deserve better than this from their Board of Directors.  Given BMC’s significant underperformance over the past several years, stockholders require active engagement and a plan while there is still an opportunity to preserve and maximize the Company’s intrinsic and strategic value. Without a change, the results have given investors little reason to be confident in the Company:
-	Over the past three years through May 11th, BMC’s stock has underperformed peers by 46 percent and indices by 54 percent respectively.
-	Over the past year, BMC’s stock has underperformed both peers and indices by 30 percent.

-	In addition to the performance issues we listed in our letter on Tuesday, over the past three years, ESM license bookings ex-Numara have grown at an anemic 0.8 percent CAGR.
-	Last fiscal year, ESM license bookings ex-Numara declined by more than 12 percent.

Despite these execution issues, our research confirms that BMC possesses great products, a deeply trusted position within tens of thousands of IT organizations, and significant intrinsic strategic value.  We firmly believe a process is required to explore pathways to realize value superior to that achievable under the Company’s current trajectory.  While we have tried to initiate a thoughtful dialogue and provided experienced executives who can help advance this process, the Board appears unwilling to seriously engage, preferring instead to entrench itself and wait for an alternative that “fully reflects the value and prospects of the Company” to drop into its lap.

Though the Board may prefer the status quo, the status quo is not working and should not be acceptable to the Company or its Board.

Stockholders cannot afford to ignore years of underperformance and neither should the Board.  BMC possesses significant value that needs to be unlocked before its window to do so closes.  As large stockholders with a sizable stake and highly experienced nominees prepared to serve the Company’s stockholders, we firmly believe that now is the time for the Board to take the opportunity to maximize value at BMC.

We fully intend to continue in our efforts and, as always, remain reachable should the Board seek to engage in dialogue.

Best,

Jesse Cohn
Portfolio Manager

About Elliott Associates
Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $20 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds' investors include large institutions, high-net-worth individuals and families, and employees of the firm.

Media Contacts:
Peter Truell
Elliott Management, L.P.
(212) 478-2080

-OR-

Tom Johnson
The Abernathy MacGregor Group
(212) 371-5999

Additional Information
Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) intends to make a filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2012 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2012 Annual Meeting”) of BMC Software, Inc. (the “Company”). Information relating to the participants in such proxy solicitation will be included in materials filed on May 15, 2012, by Elliott with the Securities and Exchange Commission pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.  Stockholders are advised to read the proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2012 Annual Meeting when they become available because they will contain important information, including additional information relating to the participants in such proxy solicitation. When completed and available, Elliott’s definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement (when available) and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).